Exhibit 99.1

May 3, 2018

Carriage Services Announces Agreements to Exchange Approximately $115 Million of Its 2.75% Convertible Subordinated Notes Due 2021 for Common Stock and Cash

HOUSTON, Texas – (PRNewswire) – Carriage Services, Inc. (NYSE: CSV) (“Carriage Services” or the “Company”) today announced that it has entered into privately negotiated exchange agreements with a limited number of holders of its 2.75% Convertible Subordinated Notes due 2021. Pursuant to the exchange agreements, the Company will exchange approximately $115 million in aggregate principal amount of convertible notes, for an aggregate of (i) 2,822,859 newly issued shares of the Company’s common stock, plus (ii) approximately $75.2 million in cash.

The Company anticipates that the exchanges will settle on or about May 7, 2018. Upon settlement of the exchanges, the aggregate principal amount of the Company’s 2.75% Convertible Subordinated Senior Notes due 2021 outstanding is anticipated to be reduced to approximately $29 million.

This announcement does not constitute an offer to sell, or a solicitation of an offer to buy, any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful. The exchanges are exempt from registration under Section 4(a)(2) of the Securities Act of 1933, as amended.

About Carriage Services

Carriage Services is a leading provider of deathcare services and merchandise in the United States. Carriage operates 178 funeral homes in 29 states and 32 cemeteries in 11 states.

Certain statements made herein or elsewhere by, or on behalf of, the Company that are not historical facts are intended to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, but not limited to, the Company’s expectations related to the completion of the exchanges by the date stated herein and the principal amount of convertible notes outstanding following the exchanges. These statements are based on assumptions that the Company believes are reasonable; however, many important factors, as discussed under “Forward-Looking Statements and Cautionary Statements” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, could cause the Company’s results in the future to differ materially from the forward-looking statements made herein and in any other documents or oral presentations made by, or on behalf of, the Company. The Company assumes no obligation to update or publicly release any revisions to forward-looking statements made herein or any other forward-looking statements made by, or on behalf of, the Company. A copy of the Company’s Annual Report on Form 10-K, and other information about the Company and news releases, are available at http://www.carriageservices.com.

Source: Carriage Services, Inc.